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                                                                EXHIBIT 10.8
                                                                ------------


                     THE AMERICAN INSTITUTE OF ARCHITECTS
                                     LOGO



                                AIA DOCUMENT A111
                                STANDARD FORM OF AGREEMENT
                                BETWEEN OWNER AND CONTRACTOR
                                Where the basis of payment is
                                COST OF THE WORK PLUS A FEE
                        With or without a Guaranteed Maximum Price
                                        1987 EDITION
        THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

The 1987 Edition of AIA Document A201, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

    This document has been approved and endorsed by The Associated General
                           Contractors of America.
_______________________________________________________________________________

AGREEMENT
made as of the 17th day of December in the year of Nineteen Hundred and Ninety
Six

BETWEEN the Owner:      Essex Partners Inc.
(Name and address)      100 Corporate Woods, Suite 300
                        Rochester, NY 14623

and the Contractor:     Heffner & Weber, L.L.C.
(Name and address)      Box 8716 BWI Airport
                        Baltimore, MD 21240

the Project is:         Hampton Inn
(Name and address)      Enterprise Parkway
                        Solon, Ohio

the Architect is:       Braun & Steidl Architects
(Name and address)      1041 West Market Street
                        Akron, OH 44313

The Owner and Contractor agree as set forth below.

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                                  ARTICLE 1
                                  _________
                           THE CONTRACTS DOCUMENTS

1.1 The Contract Documents consists of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of thi Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in
Article 16. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

                                  ARTICLE 2
                                  _________
                          THE WORK OF THIS CONTRACT

2.1 The Contractor shall execute the entire Work described in the Contract documents, except to the extent soecifically indicated in the Contract Documents to be the responsibility of others, or as follows:






                                  ARTICLE 3
                                  _________
                         RELATIONSHIP OF THE PARTIES

3.1 The Contractor accepts the relationship of trust and confidence estblished by this Agreement and convenants with the Owner to cooperate with the Architect and utilize the Contractor's best skill, efforts and judgement in furthering the interests of the Owner; to furnish efficient business administration and supervision; to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with requirements of the Contract Documents.

                                  ARTICLE 4
                                  _________
               DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The Date of Commencement is the date from which the Contract Time of Subparagraph 4.2 is measured; it shall be the date of this Agreement, as first written above, unless a different date is stated below or proovision is made for the date to be fixed in a notice proceed issued by the Owner.

(insert the date of Commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

        December 17, 1996

Unless the date of commencement is established by a notice to proceed issued by the Owner, the Contractor shall notify the Owner in writing not less than five days before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.
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4.2     The Contractor shall achieve Substantial Completion of the entire Work not later than July 17, 1997
(Insert the calendar date or number of calendar days after the date of commencement. Also insert any requirements for earlier Substantial Completion of certain portions of the Work, if not stated elsewhere in the Contract Documents.)

,subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to complete on time.)


                                  ARTICLE 5
                                  _________
                                 CONTRACT SUM

5.1 The Owner shall pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum consisiting of the Cost of the Work as defined in Article 7 and the Contractor's Fee determined as follows:

(State a lump sum, percentage of Cost of the Work or the provision for determining the Contractor's Fee to be adjusted for changes in the Work.)

                        Cost of Work:           $3,999,000.00
                        Contractor's Fee:       $  100,000.00
                                                _____________
                        CONTRACT SUM:           $4,099,000.00

There shall be no overhead and/or profit charged by the contractor for change orders (direct cost of labor, materials and subcontract costs, and any general requirements costs) which do not impact on time, the contractor shall be entitled to $1,200 per day for extended general conditions. A change order which extends general conditions must reflect the increase in work and the length of time of the extended general conditions and be signed by th owner prior to commencement of the increase in work.


5.2     GUARANTEED MAXIMUM PRICE (IF APPLICABLE)

5.2.1 The sum of the Cost of the Work and the Contractor's Fee is guaranteed by the Contractor not to exceed Four Million Ninety Nine Thousand Dollars ($4,099,000.00), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Document as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.
(Insert specific provisions if the Contractor is to participate in any savings.)
If cost savings are realized which result in the total cost being less than the
Guaranteed Maximum price, they shall be handled as follows:     The first
$100,000 shall go to the contractor. After this, there will be a 80/20 split between the owner and the contractor. For purposes of calculating cost savings, change orders will not increase the Guaranteed Maximum price. Costs which are attributable to force majeure items contained in Article 8.3 of the general conditions should be handled as a change order. If the actual cost of work (excluding change orders) is greater than the cost of work stipulated in Paragraph 5.1, the Contract Sum will not be increased and the contractor will be responsible for the additional costs.
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5.2.2   The Guaranteed Maximum Price is based upon the following alternates, if any, which are described in the Contract Documents abd are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates, but only if a Guaranteed Maximum Price is inserted in Subparagraph 5.2.1 If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement , attach a schedule of such other alternates showing the amount for each and the date until which that amount is valid.)

        None



5.2.3   The amounts agreed to for unit prices, if any, are as follows:
(State unit prices only if a Guaranteed Maximum Price is inserted in Subparagraph 5.2.1)

        None


                                  ARTICLE 6
                                  _________
                             CHANGES IN THE WORK

6.1     CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

6.1.1 Adjustments to hte Guaranteed Maximum Price on account of changes in the Work may be determined by eny of the methods listed in subparagraph 7.3.3 of the general Conditions.

6.1.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), the terms "cost" and "fee" as used in Clause 7.3.3 of the Genereal Conditions and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph 7.3.6 of the General Conditions shall have the meanings assigned to them in the General Conditions and shall not be modified by Articles 5, 7 and 8 of this Agreement. sadjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.1.3 In calculating adjustments to this Contract, the terms "cost" and "costs" as used in the above-referenced provisions of the General Conditions shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms "fee" and "areasonable allowance for overhead and profit" shall mean the Contractor's Fee as defined in Paragraph 5.1 of this Agreement.
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6.2     CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE

6.2.1 Increased costs for the items set forth in Article 7 which result from changes in the Work shall become part of the Cost of the Work, and the Contractor's Fee shall be adjusted as provided in Paragraph 5.1.

6.3     ALL CONTRACTS

6.3.1 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractors's Fee shall be adjusted on the basis of the Fee established for the original Work.

                                  ARTICLE 7
                                  _________
                            COSTS TO BE REIMBURSED

7.1 The term Cost of the Work shall mean costs necessarily incurred by the Contracor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost otf the Work shall include only the items set forth in Article 7.

7.1.1   LABOR COSTS

7.1.1.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

7.1.1.2 Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the site with the Owner's agreement.
(If it is intended that the wages or salaries of certain personnel stationed at the Contractor's principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time.)

7.1.1.3 Wages and salaries of the Contractor's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expiditing the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for hte Work.

7.1.1.4 Cost paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits requiredby law or collective bargaining agreements and,for personnel not covered by such agreemnets, customary benefits such assick leave, medical and health benefits, holidays vacationsand pensions, provided such costs are based on wages and slaries included in the Cost of tjhe Work under Clauses 7.1.1.1 through 7.1.1.3.


7.1.2   SUBCONTRACTS COSTS

Payments made by the Contractor to Subcontractors in accordance with requirements of the subcontracts.

7.1.3   COSTS OF MATERIALS AND EQUIPMENT, INCORPORATED IN THE COMPLETED
CONSTRUCTION

7.1.3.1 Costs, including transportation, of materials and equipment incorporated in the completed construction.

7.1.3.2 Costs of materials described in the preceding clause 7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for wasteand for spoilage. Unused excess materials, if any, shall be handed over at the completion of the Work or at the Owner's option, shall be sold by the Contractor; amounts realized, if any, from such sales shall be credited to the Owner as a dedution from the Cost of Work.

7.1.4 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.1.4.1 Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.1.4.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

7.1.4.3 Costs of removal of debris from the site.

7.1.4.4 Costs of telegrams and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.1.4.5 That portion of the reasonable travel and subsistence expenses of the contractor's personnel incurred while traveling in discharge of duties connected with the Work.

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7.1.5   MISCELLANEOUS COSTS

7.1.5.1 That portion directly attributed to this Contract of premiums for insurance and books.

7.1.5.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor is liable.

7.1.5.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documnets to pay.

7.1.5.4 Fees of testing laboratories for test required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the General Conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5 Royalties and license fees paid for the use of a particular design, process or product requoired bty the Contract Documents; the cost of defending suits or claims for infringement of patents rights arising from such requirement by the Contarct Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Contractor's Fee or of a guaranteed Maximum price, if any, and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1. of the General conditions or other provisions of the Contract Documents.

7.1.5.6 Deposits lost for causes other than the contractor's fault or negligence.

7.1.6.  OTHER COSTS

7.1.6.1 Other costs incurred in the performance of the Work if and to the exytent approval in advance in writing by the Owner. Including but not limited to the cost of obtaining all permits, occupancy certificates and insurance in connection with the contractor's work.

7.2     EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor.

7.2.1 In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of the General Conditions.

7.2.2 In repairing or correcting Work damaged or improperly executed by construction workers in the employ of the Contractor, provided such damage or improper execution did not result from the fault or negligence of the Contractor or the Contractor's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Contractor.

7.2.3 In repairing damaged Work other than that described in Subparagraph 7.2.2, provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Cintractor from others and the Contractor is not compensated thereof by insurance or otherwise.

7.2.4 In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or negligence of the Contractor or the Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Contractor from the Subcontractor or material supplier.

                                  ARTICLE 8
                                  __________
                          COSTS NOT TO BE REIMBURSED


8.1     The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Clause 7.1.1.2 and 7.1.1.3 or as may be provided in Article 14.

8.1.2 Expenses of the Contractor's principal office and offices other than the site office.

8.1.3   Overhead and general expenses, except as may be expressly included in
Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Clause 7.1.4.2

8.1.6   Except as provided in Subparagraphs 7.2.2 through 7.2.4 and Paragraph
13.5 of this Agreement, costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or whose acts any of them may be laible, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

8.1.7   Any cost not specifically and expressly described in Article 7.

8.1.8 Costs which would cause the Guaranteed Maximum Price, if any, to be executed.
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                                  ARTICLE 9
                                  __________
                        DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payments therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, xcash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

9.3 The Contractor shall advise owner of any unusual discount requirements; otherwise it is anticipated that the requisition will be paid timely as provided, herein to permit cash discounts.

                                  ARTICLE 10
                                 ___________
                              ACCOUNTING RECORDS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the architect. The Owner will then determine, with the advice of the Contractor and subjecty to the reasonable objection of the Architect, which bids will be accepted. The Ownermay designate specific persons or entities from whom the Contractor shall obtain bids; however, if a Guaranteed Maximum price has been established, the Owner may not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is reccommended to the Owner by the Contractor; (2) is qualified to perform that portion of the work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid accepted; then the Contractor may require a Change Order be issued to adjust the guaranteed Maximum Price by the Difference between the bid of the person or entitiy reccommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

                                  ARTICLE 11
                                  __________
                              ACCOUNTING RECORDS

11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satifactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts. purchase orders, vouchers, memoranda and other data relating to this contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

                                  ARTICLE 12
                                  __________
                               PROGRESS PAYMENTS

12.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, teh Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.2 The period covered by each Application for paymentshall be one calendar month ending on the last day of the month, or as follows: Said application will be submitted on the twenty fifth (25th) day of the same month with the percentage completion projectedthrough the last day of the month subject to adjustment.

12.3 Provide an Application for Payment is received by the Architec not later thanthe twenty fifth day of a month, the Owner shall make payment to the Contractor not later than the Tenth day of the following month. if an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the owner not later than Twenty (20) days after the architect recieves the Application for payment.

12.4 With the final Application for Payment the Contractor shall submit a copy of contractor's job cost report to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the final Application for Payment; plus (4) retainage provided in Subparagraph 12.5.4, if any, applicable to prior progress payments.

12.5   CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

12.5.1 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be known as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected by the Architect, shall be used as a basis for reviewing the Contractor's applications for Payment.

12.5.2 Applications for Payment shall show the percentage completion of each portion of the Work as of hte end of the period covered by the Application for Payment. The percentage completion shall be lesser of (1) the percentage of that portion of Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.5.3 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.5.3.1 Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

12.5.3.2 Add that portion of the Guaranteed Maximum Price properly allocable to materials and equpmet delivered and suitably stored at the site for subsequent incorporation in the Work or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

12.5.3.3 Add the Contractor's Fee, less retainage of Ten percent (10%). The Contractor's fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.5.3.4 Subtract the aggregate of previous payments made by the Owner.

12.5.3.5 Subtract the shortfall, iff any, indicated by the contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by Owner's accountants in such documentation.

12.5.3.6 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of the General Conditions.

12.5.4  Additional retainage, if any, shall be as follows:
(If it is intended to retain additional amounts from progress payments to the Contractor beyond (1) the retainage from the Contractor's Fee provided in Clause 12.5.3.3, (2) the retainage from subcontractors provuded in Paragraph
12.7 below, and (3) the retainage, if any, provided by other provisions of the Contract insert provision for such provision additional retainage here. Such provision, if made, should also describe any arrangement for limiting or reducing the amount retained after the Work reaches a certain state of completion.) Until the work is 50% complete, the owner will retain 10% of the amount due the contractor on accounof progress payments. At the time the work is 50% complete and thereafter, if the manner of sufficient reasons, the owner will (on presentation by the contractor of consent or surety for each application) authorize any remaining partial payments to be made in full. At substantial completion, a punch list will be established with a dollar value. The dollar value will be multiplied by 1.75 to arrive at the monies to be held until final completion is achieved.

12.6   CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE            NOT APPLICABLE

12.6.1 Applications for Payment shall show the Cost of the Work actually incurred by the Contractor through the end of the period covered by the Application for payment and for which the Contractor has made or intends to make actual payment prior to the next Application for Payment.

12.6.2 Subject to other provisions of the Contarct Documents, the amount of each progress payment shall be computed as follows:

12.6.2.1 Take the Cost of the Work as described in Subparagraph 12.6.1

12.6.2.2 Add the Contractor's Fee, less retainage of   percent (   %).  The
Contractor's Fee shall be computed upon the Cost of the Work described in Paragraph 12.6.2.1 at the rate in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amaount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the preceding Clause bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.6.2.3 Subtract the aggregate of previous payments made by the Owner.

12.6.2.4 Subtract the shortfall, iff any, indicated by the contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by Owner's accountants in such documentation.

12.6.2.5 Subtract amounts, if any for which the Architect has withheld or withdrawn a Certificate for payment as provided in the Contract Documents.

12.6.3 Additional retainage, if any, shall be as follows:






12.7 Except with the Owner's prior approval, payments to Subcontractors included in the Contractor's Application for Payment shall not exceed an amount for each Subcontractor calculated as follows:

12.7.1 Take that portion of the Subcontract Sum properly allocable to compltede Work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's of values, less retainage of See Article
12.5.4  percent (   %).  Pending final determination of amounts to be paid to
the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order.

12.7.2 Add that portion of that Subcontract Sum properly allocatble to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, a suitably stored off the site at a location agreed upon in wtiting, less retainage of See Article 12.5.4 percent ( %)


12.7.3 Subtract the aggregate of previous payments made by the Contractor to the Subcontractor.

12.7.4 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment by the Owner to the Contractor for reasons which are the fault of the Subcontractor.

12.7.5 Add, upon Substantial Completion of the entire Work of the Contractor, a sum sufficient to increase the total payments to the Subcontractor to "See
Article 12.5.4"  percent (   %) of the Subcontract Sum, less ammounts, if any,
for incomplete Work and unsettled claims; and, if final of the entire Work is thereafter materially delayed through no fault of the Subcontractor, add any additional amounts payable on account of Work of the Subcontarctor in accordance with Subparagraph 9.10.3 of the General conditions.
(If it is intended, prior to Substantial Completion of the entire Work to of the Contractor, to reduce or limit the retainage from the subcontractors resulting from the percentages inserted in Subparagraphs 12.7.1 and 12.7.2 above, and this is not explained elsewhere in the Contracts Documebts, insert here provisions for such reduction or limitation.)

The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Contractor to the Suybcontractor for the Subcontractor's performance of the Subcontract.

12.8 Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

12.9 In taking action on the Contractor's Application for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has maed a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Paragraph 12.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertyain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

                                  ARTICLE 13
                                 ___________
                                Final Payment


13.1 Final Payment shall be made by the Owner to the Contractor when (1) The Contract has been fully performed by the Cotractor except for the Contractor's responsibility to correct defective or nonconforming Work, as provided in Subparagraph 12.2.2 of the General Conditions, and to satisfy other requirements, if ay, which necessarily survive final payment; (2) a final Application for pay-ment and a final accounting for the Cost of the Work have been submitted by the Contractor and reviewed by the Owner's accountants; and (3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architecht's final Certificate for Payment, or as follows:

Contractor must also submit a final certificate from the City of Solon and final certificates from other municipal or administrative agencies which are required to allow the building to open and operate as a hotel. Additionally, contractor must sibmit final lien releases from the contractor and all subcontractors satisactory to owner's construction and permanent lender and the contractor surety to allow for final payment.

To the extent final certificate of occupancu and/or final certification from other municipal or administrative agencies required to allow the building to open and operate as a hotel are held up, delayed or denied for reasons unreleated to the Contractor's work or performance under the contract, this shall have no impact on the Contractor's eligibility to receive or the timing of its receipt or final payment.

13.2   The amount of the final payment shall be calculated as follows:

13.2.1 Take the sum of the Cost of the Work substantiated by the Contractor's final accounting and the Contractor's Fee; but not more than the Guaranteed Maximum Price, if any. Plus any change orders.

13.2.2 Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of the General Conditions or other provisions of the Contract Documents.

13.2.3   Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the Owner.

13.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph 13.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the owner a final Certificate for Payment with a copy of the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the General Conditions. The time periods stated in this Paragraph 13.3 supercede those stated in Subparagraph 9.4.1 of the General Conditions.

13.4 If the Owner's accountant's report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architect's final Certificate for Payment, failure to demane arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment

13.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 14
__________

MISCELLANEOUS PROVISIONS

14.1 Where reference is made to this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments are unpaid under the Contract shall bear nterest from the date payment is due at the rate stated belowm or in the absence thereof, at the legal rage prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

The prime rate of interest as published from time to time in the money rates section of the Wall Street Journal plus two percent (2%).

14.3    Other Provision

14.3.1 The costs of wages, salaries and expenses of the Project Manager, Jeff Milliken, and an assistant Project manager to be named who will at times be stationed at Contractor's principal office, shall be reimbursed in accordance with the terms and conditions of Article Seven.

14.3.2 In regard to insurance requirements contained in Article Eleven of the Supplementary conditions, (a) comprehensive general liability insurance, bodily injury coverage shall be $1,000,000 each person, each occurance in lieu of $3,000,000 each; (b) no asbestos liability is included; (c) for comprehensive automobile liability coverage shall be combined single limit of $1,000,000.

14.3.3 In the case of a termination for convenience not for cause or suspension, the contractor's fee shall be paid on a pro rata basis based on the amount of work done to that date.

14.3.4 In the case of a termination fro cause, Owner shall not be entitled to take possession of the materials, equipment or any tools owned by the Contractor.

14.3.5 Contractor will cooperate with owner and Owner's construction and permanent lender regarding any requirements and/or request of the lender including reasonable request for amendments to this contract in order to provide for monthly draws under the terms of the loan. To the extent this results in any out of pocket expenses which would not otherwise be incurred, said expenses shall be reimbursed as a change to the contract.

14.3.6 In the case of a termination for convenience not for cause or a suspension, the Contractor's Fee may be up to 5% of the cost of the work provided this does not result in a fee which exceeds $100,000 plus any mutually known and verifiable aggregate cost savinngs which are ultimately accepted and agreed to by Owner.

14.3.7 In regards to the cost of any legal fees incurred by Contractor in connection with resolving any dispute with the Owner or a subcontractor or vendor, these costs shall be considered allowable as costs to be reimbursed under the terms and conditions of Article 7 of the Contract provided Contractor is successful in the presecution or defense or said dispute but said costs shall not impact on the overriding concept of the GMP.

                                  ARTICLE 15
                                 ___________
                          TERMINATION OR SUSPENSION


15.1 The Contract may be terminated by the Contractor as provided in Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, inckuding a reasonable estimate of the Cost of the Work for work not actually completed.

15.2 If a guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed the amount the Contractor would be entitlted to receive under Paragraph 15.3 below.

15.3 If no guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1 Take the Cost of the Work incurred by the Contractor to the date of termination.

15.3.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of terminatiuon at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

15.3.3 Subtract the aggregate of previous payments made by the Owner. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall as, a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and beenfits of the Contractor under subcontracts or purchase orders.

15.4 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions; in such case, the Guaranteed Maximum Price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the Term "profit" shall be understood to mean the Contractor's Fee a described in Paragraphs 5.1 and 6.3 of this Agreement.

                                  ARTICLE 16
                                  __________
                      ENUMERATION OF CONTRACT DOCUMENTS


16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

16.1.1 The Agreement is this executed Standard Form of Agreement Between Owner and Contractor, AIA Document A111, 1987 Edition

16.1.2 The General Conditions are the General Conditions of the Contract for Construction, AIA Document a201. 1987 Edition.

16.1.3  The Supplementary and other Conditions of the Contract are those
contained in the Project Manual dated           and are as follows:

DOCUMENT                        TITLE                           PAGES

See Exhibit A


16.1.4 The Specifications are those contained in the Project Manual dayted as in Paragraph 16.1.3, and are as follows:

SECTION                         TITLE                           PAGES

See Exhibit A

Bid Letter dated October 18, 1996
including special conditions and bid form. (A-1)                8

Contractor bid dated November 4, 1996 (A-2)                     4

Construction Schedule                   (A-4)                   2

16.1.5  The Drawings are as follows, and are dated              unless a
different date is shown below:
(Either list the Drawings here or refer to an exhibit attached in this
Agreement.)
NUMBER                  TITLE                           DATE

See Exhibit B









16.1.6  The addenda, if any, are as follows:

NUMBER                  DATE                            PAGES



1                       11/7/96                         4

2                       11/8/96                         22











Portions of Addenda relating to bidding requoirements are not part of the Contract Documents unless the bidding requirements are also in this Article 16.

16.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:
(List here any additional documents which are intended to form part of the Contracts Documents. The General Conditions provide that bidding requirements such as advertisement or invitation to bid, instructions to Bidders, sample forms and the Contractor's bid are not part of the Contravt Documents unless enumerated in this Agreement. They shoulkd be listed here only if intended to be part of hte Contract Documents.)

















This Agreement is entered into as of the day and year first written above and is executed in at leats three original copies of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.


OWNER   ESSEX PARTNERS INC.             CONTRACTOR      HEFFNER & WEBER, L.L.C.

______________________________          _______________________________________
(SIGNATURE) /S/ THOMAS W BLANK          (SIGNATURE) /S/ MITCHEL WEBER

Thomas W. Blank, Sr. Vice President     Mitchel Weber, President
___________________________________     _______________________________________
(Printed name and Title)                (Printed name and Title)

AIA     CAUTION:   You should sign an original AIA document which has this
caution printed in red. An original assures that changes will be obscured as may occur when documents are reproduced.

                                 HAMPTON INN
                                 SOLON, OHIO                    Exhibit A
                                    INDEX

BID DOCUMENTS                                                   PAGE NO.
_____________                                                   ________

Instructions to Bidders (AIA Document A701)                     1-5

General Conditions (AIA Document A201)                          1-24

Supplementary Conditions                                        1-7


INFORMATION PROVIDED FOR BIDDERS
________________________________

Section 00200 - Geotechnical Investigation and
Soil Boring Logs                                                1-19

TECHNICAL SPECIFICATIONS
_________________________

Division 1 - General Requirements
_________________________________

        Section 01000 - Special Conditions                      1-4
        Section 01710 - Cleaning                                1-2

DIVISION 2 - SITE WORK
______________________
        Not Used

DIVISION 3 - CONCRETE
_____________________
        Section 03300 - Cast-In-Place                           1-13
        Section 03350 - Gyp-Crete Floor Underlayment            1-2
        Section 03410 - Structural Pre-Cast Concrete            1-5

DIVISION 4 - MASONRY
____________________
        Section 04200 - Unit Masonry                            1-10
        Section 04200A - Engineered Masonry                     1-5

DIVISION 5 - METALS
____________________
        Section 05120 - Structural Steel                        1-7
        Section 05210 - Steel Joints                            1-4
        Section 05300 - Metal Deckings                          1-4
        Section 05400 - Cold formed Metal Framing               1-3
        Section 05500 - Metal Fabrications                      1-7
        Section 05520 - Handrails and Railings                  1-7


                                    96050
                              TABLE OF CONTENTS

DIVISION 6 - CARPENTRY                                          Exhibit A
_______________________
        Section 06100 - Rough Carpentry                                 1-5
        Section 06200 - Finish Carpentry                                1-4
        Section 06410 - Casework                                        1-4

DIVISION 7 - THERMAL AND MOISTURE PROTECTION
_____________________________________________
        Section 07175 - Water Repellent Coatings                        1-2
        Section 07210 - Building Insulation                             1-5
        Section 07241 - Exterior Insulation and Finish system -
        Class PB                                                        1-4
        Section 07270 - Fire Barrier Systems                            1-8
        Section 07410 - Manufactured Roof and Wall Systems              1-5
        Section 07530 - Single-Ply Membrane Roofing                     1-5
        Section 07620 - Sheet Metal Flashing and Trim                   1-4
        Section 07900 - Joint Sealers                                   1-3

DIVISION 8 -DOORS AND WINDOWS
______________________________
        Section 08110 - Steel Doors and Frames                          1-4
        Section 08210 - Wood Doors                                      1-4
        Section 08305 - Access Doors                                    1-2
        Section 08410 - Aluminum Entrances and Storefronts              1-4
        Section 08460 - Automatic Entrance Doors                        1-2
        Section 08520 - Aluminum Windows                                1-3
        Section 08700 - Finish Hardware                                 1-10
        Section 08800 - Glass and Glazing System                        1-5
        Section 08960 - Sloped Glazing system                           1-7

DIVISION 9 - FINISHES
______________________
        Section 09260 - Gypsum Wallboard Systems                        1-9
        Section 09300 - Tile                                            1-4
        Section 09510 - Suspended Acoustical Ceiling                    1-2
        Section 09650 - Resilient Flooring                              1-4
        Section 09680 - Carpeting                                       1-4
        Section 09800 - Special Coatings                                1-5
        Section 09900 - Painting                                        1-5
        Section 09955 - Wall Covering                                   1-3





                                    96050
                              TABLE OF CONTENTS

                                                           Exhibit A

DIVISION 10 - SPECIALTIES
_________________________

     Section 10522 - Fire Extinguishers, Cabinets and Accessories        1-2

     Section 10800 - Toilet and Bath Accessories                         1-3

DIVISIONS 11 - 12
_________________

     Not Used

DIVISION 13 - SPECIAL CONSTRUCTION
___________________________________

     Section 13152 - Swimming Pools                                       1-5

DIVISION 14 - CONVEYING SYSTEMS
_______________________________

     Section 14241 - Hydraulic Passenger Elevators                        1-9

     Section 14560 - Linen Chutes                                         1-2

DIVISION 15 - MECHANICAL
________________________

     Section 15010 - Basic Mechanical Requirements                        1-9

     Section 15030 - Electrical Requirements for Mechanical Equipment     1-2

     Section 15050 - Basic Mechanical Materials and Methods               1-4

     Section 15051 - Excavation, Backfill and Surface Restoration         1-2

     Section 15055 - Piping Materials and Methods                         1-5

     Section 15100 - Valves                                               1-3

     Section 15125 - Piping Expansion Joints                           1 Page

     Section 15130 - Flexible Pipe Connectors                          1 Page

     Section 15135 - Gauges and Meters                                 1 Page

     Section 15140 - Pipe Hangers and Supports                            1-3

     Section 15150 - Equipment Bases and Supports                      1 Page

     Section 15160 - Equipment Drives                                  1 Page

     Section 15190 - Mechanical Identification                            1-2

     Section 15260 - Pipe Insulation                                      1-2

     Section 15290 - Duct Insulation                                   1 Page

     Section 15310 - Fire Suppression Piping                              1-3

     Section 15320 - Fire Pump Assembly                                   1-3

     Section 15325 - Fire Control Equipment                               1-2

     Section 15330 - Sprinkler Systems                                    1-3

     Section 15340 - Standpipe System and Hose                            1-2

     Section 15410 - Interior Domester Water Piping                     1 Page

     Section 15420 - Interior Drainage and Vent Systems                   1-2

     Section 15430 - Plumbing Specialties                                 1-3

                                                     Exhibit A

     Section 15440 - Plumbing Fixtures                             1-2

     Section 15453 - Plumbing Pumps - Water                        1-2

     Section 15454 - Plumbing Pumps - Drainage                  1 Page

     Section 15458 - Domestic Water Heating                        1-3

     Section 15488 - Interior Fuel Gas Heating                  1 Page

     Section 15510 - Hydronic Piping Systems                    1 Page

     Section 15330A - Refrigerant Piping                           1-2

     Section 15330B - Refrigerant Piping                           1-2

     Section 15575 - Breeching, Chimneys and Stacks             1 Page

     Section 15675 - Air Cooled Condensing Units                   1-2

     Section 15743 - Air Cooled Condenser                          1-2

     Section 15781 - Packaged Terminal Air Conditioning Unit       1-2

     Section 15788 - Pool Dehumidification Unit (AHI-1)            1-4

     Section 15832 - Heat Pump Units                               1-2

     Section 15834 - Unit Heaters                                  1-2

     Section 15857 - Make-Up Air Unit                              1-3

     Section 15860 - Fans                                          1-3

     Section 15870 - Roof Ventilators                           1 Page

     Section 15891 - Ductwork                                      1-5

     Section 15910 - Ductwork Accessories                          1-2

     Section 15940 - Air Outlets and Inlets                     1 Page

     Section 15970 - Control Wiring                             1 Page

     Section 15990 - Air Balancing                                 1-2

DIVISION 16 - ELECTRICAL
________________________

     Section 16010 - Basic Electrical Requirements                 1-8

     Section 16050 - Basic Electrical materials and Methods        1-4

     Section 16051 - Excavation, Backfill and Surface Restoration  1-2

     Section 16070 - Electrical Identification                     1-2

     Section 16080 - Specific Wiring Applications                  1-3

     Section 16110 - Conduit Systems                               1-8

     Section 16113 - Communication Systems Conduits and Cabinets   1-2

     Section 16120 - Conductors                                    1-3

     Section 16140 - Wiring Devices and Coverplates                1-2

     Section 16400 - Building Service - Secondary               1 Page

     Section 16426 - Distribution Switchboard (Below 600 Volts)    1-3

     Section 16433 - Surge Protective Devices                      1-3

     Section 16440 - Disconnect Switches                        1 Page

                                                 Exhibit A

     Section 16450 - Grounding and Bonding                         1-2

     Section 16470 - Panelboard                                    1-3

     Section 16477 - Fuses                                         1-2

     Section 16480 - Motor Controllers                             1-2

     Section 16495 - Automatic Transfer Switch                     1-2

     Section 16500 - Lighting Fixtures and Lamps                   1-4

     Section 16520 - Exterior Area Lighting                     1 Page

     Section 16535 - Exit and Emergency Lighting System         1 Page

     Section 16625 - Emergency Power System                        1-5

     Section 16670 - Lightning Protection System                   1-2

     Section 16720 - Fire Alarm System                             1-9

                                                ESSEX
                                                PARTNERS INC.

                         EXHIBIT A-1

October 18, 1996

Heffner and Weber
856 Elkridge Landing Road
Lithicum, MD 21090

Attention:     Jeff Milliken

Re:     Essex Hospitality Associates IV L.P.
        Hampton Inn
        Enterprise Parkway
        City of Solon, Cuyahoga County, Ohio

Dear Jeff:

Based on our review of your Statement of Qualifications AIA 305 and recommendations we have received, we are pleased to ask you to bid on the above-referenced project. Your company will be one of up to three bidders on this project. A set of construction drawings, specifications and site drawings, (the "Bid Documents") may be obtained from City Blue Print as set forth in this letter. Please note that these documents are for bid purposes only.

The bidder acknowledges that in submitting this bid, he has received, read and understands the Bid Documents, has visited the site and is familiar with the local conditions under which the work is to be performed and has correlated all observations with the requirements of the Bid Documents.

Your work as well as your subcontractors must meet all local, state, and federal building codes and standards and your bid as submitted reflects the willingness, ability and costs and expenses to perform at such level.

Let me provide you with information which should assist you in reviewing the documentation and preparing your bid:

1.     Project Owner:                 Essex Hospitality Associates IV L.P.
                                      100 Corporate Woods, Suite 300
                                      Rochester, NY 14623
                                      Telephone:  (716) 272-2300
                                      Fax:  (716) 272-2396

2.     Project Location:              Solon Office Park
                                      Parcel 5B
                                      Enterprise Parkway
                                      City of Solon
                                      County of Cuyahoga
                                      State of Ohio

3.     Project Architect:            Braun & Steidl
                                     1041 West Market Street
                                     Akron, OH 44313
                                     Telephone:  (216) 864-7755
                                     Fax:  (216) 864-3691
                                     Contacts:  Charles Schreckenberger and
                                     John Wheeler

       Structural, Mechanical &
       Electrical Engineers:         Contact through Project Architect

4.     Consulting Engineers:

       -Civil Engineers              Western Reserve Consultants Inc.
                                     33445 Bainbridge Road
                                     Solon, OH 44139
                                     Telephone:  (216) 248-1065
                                     Fax:  (216) 248-1565
                                     Contact:  Anthony Picone Jr.

       -Environmental Engineers      EDP Consultants Inc.
                                     9375 Chillicothe Road
                                     Kirtland, OH 44094
                                     Telephone:  (216) 256-6500
                                     Fax:  (216) 256-6507
                                     Contact:  Valerie E. Lewis

       -Geotechnical Engineers       EDP Consultants Inc.
                                     9375 Chillicothe Road
                                     Kirtland, OH 44094
                                     Telephone:  (216) 256-6500
                                     Fax:  (216) 256-6507
                                     Contact:  Jerry B. Givins, P.E.

5.     City Offices:                 City of Solon
                                     34200 Bainbridge Road
                                     Solon, OH 44139
                                     Telephone: (216) 248-1156
                                     Contact:  Donald Lannoch
                                     Dept. of Planning, Development

6.     Construction Consultant:          Essex Partners Inc.
                                         100 Corporate Woods, Suite 300
                                         Rochester, NY 14623
                                         Telephone:  (716) 272-2300
                                         Fax:  (716) 272-2396
                                         Contact:  Thomas W. Blank,
                                         Chief Operating Officer
                                         Hotel Division

7.     Start Date:                       Upon issuance of Building Permit,
                                         approximately November 11, 1996.
                                         Subject to completion of site work by
                                         Solon Office Park LTD.

8.     Completion Date:                  Turnover for FF&E fit-up July 11,
                                         1997.  Adjusted based on start date.

                                         Issuance of Certificate of Occupancy
                                         on or before July 31, 1997.  Adjusted
                                         base on start date.

9.     Bid Format:                       The dollar amount of your bid should
                                         be scheduled according to the format
                                         attached hereto.  There should be a
                                         cost allocation for each line item
                                         unless such work is not included in
                                         this project. No line item should
                                         include your overhead and/or profit,
                                         which should be reflected in your
                                         construction management fee as a
                                         separate line item.

                                         A preliminary CPM Schedule should be
                                         submitted with your bid.

                                         Performance and Completion Bond
                                         required covering and including labor
                                         and materials in an amount equal to
                                         100% of the contract sum.

                                         Builder's Risk and Liability Insurance
                                         will be provided by the Builder.
                                         Project Owner, Construction
                                         Consultant and any Construction
                                         Lender will be added as additional
                                         insured.

                                    No Bidder will be permitted to withdraw
                                    his bid within 30 days after the final due date. Owner reserves the right to extend the bid date up to 30 days, to reject any and all bids and to waive informalities herein. Any bid not conforming to this format will be rejected.

10.     Special Conditions:         See Addendum attached.

11.     Bid Date:                   All bids are to be received by November
                                    1, 1996 at 5:00 P.M. at the offices of
                                    Essex Partners, Inc., 100 Corporate
                                    Woods, Suite 300, Rochester, NY 14623
                                    Attention:   Thomas W. Blank,
                                    Chief Operating Officer, Hotel Division

                                    Contract will be awrded expeditiously
                                    thereafter subject to final clarification and negotiaton and issuance of a Building Permit.

                                    Facsimile copies will be accepted
                                    followed by a hard copy by overnight mail the same day.

12.     Contract Form:              This contract will be awarded on a cost
                                    plus fixed fee with a guaranteed
                                    maximum price (AIA From A111).

                                    There will be a 80/20 split of cost savings realized below the guarnateed maximum price. For purposes of this clause, change orders will not increase the guaranteed maximum price.

                                    Project Owner reserves the right to supply any equipment and/or material to the job. Installation may be by Owner or Contractor. Full credit shall be given for any such substitution based on the appropriate line item value.

13.     Changes:                      All Change Orders, Submittals, Shop
                                      Drawings, Subsitutions and Approved
                                      Equals must be submitted to and
                                      approved by the Project Owner and
                                      Construction Consultant.

                                      There will be overload and/or profit
                                      mark-up to any change orders.  All
                                      change orders will be supported by
                                      back-up invoices, work orders, and other documentation.

14.     Bid Documents                 On file at:
        Contact:                      City Blue Print Company
                                      68 Scio Street
                                      Rochester, NY 14604
                                      Telephone: (716) 454-1695
                                      Fax:  (716) 232-6452
                                      (Please contact City Blue Print Company
                                      directly to obtain copies of plans and
                                      spaces for your cost.

In the event of discrepancy between this letter and the specifications, this letter shall prevail.

I trust this information is sufficient for you to complete your bid. If you have any questions, please feel free to contact the undersigned. In my absense, please ask for Annette Haley my secretary.

Very truly yours,



Thomas W. Blank
Chief Operating Officer
Hotel Divsion

TWB:ah

enclosures

                                   SPECIAL CONDITIONS
                                   __________________

1. Solon Office Park Ltd. has the obligation to perform site work as follows: removal and recompaction of existing soils in such a manner as to create a building pad situs having a soil bearing capacity reasonably comparable to the soil bearing capacity of adjacent sites in Solon Commons. The limit of removal and reconstruction work will be the footprint of the hotel structure plus 10 feet around the perimeters of the footprint. The soil compaction will be monitored and tested by Professional Services Industry and all reports made available for our use. This work will commence when suitable weather exists to begin and complete the work.

2. Contractor willd design and install a fire sprinkler system. Verify with local code regarding the necessity of a standpipe system in the hotel and siamese connection outside the hotel and the need for separate fire and domestic water lines. Dry system will be installed in attic.

3. Verify location, length of utility runs, size of tap and tap fees to be paid to various municipal agencies. Include all tap fees and the building permit fee in your bid.

4. Conduit, boxes and wire for cable television and telephone (including elevator telephones) including labor and material.

5. All guest room and exterior doors to have Vingcard 2100 lock sets the door into the back office area to have a combination lock and all others to have cylinder style lock sets. The inside (vestibule) set of the front door system to also have 2 way voice communication and lock deactivation with the front desk.

6. Provide panic hardware conforming with applicable local, regional and national building codes (exterior and corridor doors), with electric strikes, power source and remote readers with weather guards at exterior doors.

7. Carpet installation price to include cutting and binding of the carpet base to be used in the corridors and rooms. Contractor to provide carpet takeoffs and seaming plans to owner for both guest rooms and public space.

8. Contractor to provide wall covering takesoffs to owner for all walls throughout the hotel receiving vinyl wall covering.

9.      Elevator doors and frames to be stainless steel.

10. Contractor to provide conduit wire, circuit breakers, and conductor for signs on the building (2 locations), entryway to the site, and a pedestal sign in the front berm area. Final locations to be selected by the owner. HOA switching should be added as needed to the site light contractor.

11. Dumpsters will be provided by General Contractor through the opening date of the hotel.

12. Contractor will install a 20' x 30' granite swimming pool with accessories and equipment required to operate and maintain the pool. This to include all state and local drawings and permits.

13. Contractor will accept delivery, provide storage and unload into the hotel the expendables, soft goods and FF&E. Washers, dryers and ice machines shall be moved into the hotel to the areas in which they are to be installed. General Contractor to install bolts into concrete pad to anticipate installation of washers. Templates and bolts to be provided by Owner. Contractor to provide required electrical, plumbing, duct work and drains for the washers, dryers and ice machines.

14. Contractor will distribute, assemble and install appliances and FF&E in the public area, guest rooms and back office including but not limited to soft seating, armoire, luggage bench with bumper, headboard, nightstand, desk, mirror, chairs,tables, sofa, sleeper, light fixtures, drapery rod, artwork, wall hook, television, mattress and box spring, bed frame. The cost will be $100.00 per guest room for a total of $10,000.

14.     Allowances:

        $75,000 landscape and irrigation allowance
        $75,000 exterior signage allowance
        $ 7,500 interior signage allowance

        The above costs shall be incorpoated into the contractor's bid.

15. The Contractor shall achieve Substantial Completion and Certificate of Occupancy on or before July 31, 1996. Failure to meet such deadline shall result in the Contractor and Contractor's surety paying the Owner liquidated damages in the amount of five hundred and 00/100 dollars ($500.00) for each day thereafter until Substantial Completion and Cerificate of Occupancy is achieved.

16. Corner guards (color coordinated) are to be supplied and installed where appropriate throughout the roomss, common space, and back office space in the hotel.

City of Solon
Cuyahoga County, Ohio
                            Amount                                   Amount
GENERAL CONDITIONS:                       Automatic Door Equipment
  Supervision                             Glazing
  Temporary toilets                      TOTAL DOORS AND WINDOWS
  Temporary phones                       FINISHES
  Temporary office trailer                Gypsum Wallboard
  Temporary electric                      Tile
  Temporary water                         Cultured Marble
  Clean-up dumpsters                      Acoustal Ceilings
  Construction testing                    Acoustal Insulation
  Equipment rental                        Resilient Flooring
  Site engineering                        Painting
  Insurance                               Wall Covering - Install
  Project service                         Carpet/Base - Install
  Winter Protection                      TOTAL FINSIHES
  Other                                  SPECIALTIES:
TOTAL GENERAL CONDITIONS                  Miscellaneous Specialties
SITE WORK:                                Louvers and Vents
  Site Preparation                        Wall and Corner Guards
  Earthwork                               Flagpole
  Trenching, Backfilling & Compacting     Fire Extinguishers, Cabinets & Access
  Termite Protection                      Toilet and Bath Accessories
  Select Foundation, Bedding & Backfill  TOTAL SPECIALTIES
  Wood Fences and Gates                   EQUIPMENT:
  Asphaltic Concrete Paving               Chutes
  Portland Cement Concrete Paving        TOTAL EQUIPMENT
  Piped Utilities                        FURNISHINGS:
  Water System                            Rugs and Mats
TOTAL SITE WORK                          TOTAL FURNISHINGS
CONCRETE:                                CONVEYING SYSTEM:
  Cast-In-Place Concrete                  Hydraulic Passenger Elevators
  Precast Concrete Deck                  TOTAL CONVEYING SYSTEM
TOTAL CONCRETE                           MECHANICAL:
MASONRY                                   Plumbing
  Mortar                                  Fire Protection
  Concrete Unit Masonry                   Heating Ventilation & Air Cond
TOTAL MASONRY                             Air Distribution
METALS:                                   Controls
  Structural Steel                       TOTAL MECHANICAL
  Steel Joists                           ELECTRICAL:
  Metal Decking                           Electrical - General Provisions
  Cold-Formed Metal Framing               Service and Distribution
  Metal Fabrications                      Lighting Fixtures
  Metal Stairs                            Emergency Generator
TOTAL METALS                              Fire Alarm Voice Communication Sys
WOOD AND PLASTIC:                         Conduit System & Pull Wire for Telep
  Rough Carpentry                         Conduit System & Pull Wire for Telev

                                           EXHIbIT A-Z

2/6/97                                          11:03 AM

HAMPTON INN                              Contractor
SOLON, OHIO                              BID DATE
                                                 11/4/96

DESCRIPTION           TOTAL SUB         DIVISION        PROPOSED
ITEMS OF WORK           COST              TOTAL         SUBCONTRACTOR
                      $   4,099,000

1.  GENERAL CONDITIONS                   $  177,840
Supervision           $      70,000
Temp. Toilets         $       1,440
Temp. Phones          $       5,600
Temp. office trailer  $       2,000
Temp. Electric        $       4,800
Temp. Water           $       3,000
Clean up dumpster     $       8,500
Construction Testing  $       3,000
Equipment rental      $       9,000
Site Engineering      $       7,500
Insurance             Inc./below
Project Service       $      10,000
Winter Protection     $      35,000
Temporary Water       Inc./above
Other                 $      18,000

2.  SITEWORK                                 482,401
Site Preparation      $       9,000
Earthwork &cut&fill   $     144,748
Treching backfill&
   compacting         $       4,500
Termite Protection
Sel.Found,Bedding&
   Backfill           $       3,500
Wood Fences & Gates   $       3,500
Asphalt Concrete
   Paving             $      88,500
Cemete Concrete       $       4,000
Piped utilities       $      78,000
Water System          Inc. Above
Retaining Wall #1     $      13,000
Retaining Wall #2     $      15,000

                        H008_est.xl

2/6/97                                                        11:03 AM

    Walks & pads               $         14,253
    Curbs & Guard Rails        $         23,000
    Tap/Fees & Bldg Permit     $         81,400

3.  CONCRETE                                      $101,050
    Foundations/Slabs          $         88,000
    Termite Treatment          $          1,050
    Fill Seams & Bath Floors   $         12,000

4.  MASONRY                                       $552,252
    CMU Masonry                $        314,000
    Brick                      Inc./Above
    Pre Cast Plack             $        238,252

5.  METALS                                         $305,000
    Structural Steel           $        155,000
    Steel Joist                Inc./Below
    Metal Decking              Inc./Above
    Metal Framing              $        150,000
    Metal Stairs

6.  WOOD & PLASTIC                                  $86,200
    Rough Carpentry-Mat        $          3,000
    Finish Carpentry Mat       $          3,500
    Architectural Woodwork     $         27,000
    Rough Carpentry Labor      $          2,700
    Finish Carpentry Labor     $         50,000

7.  THERMAL & MOISURE                               $184,540
    Weatherproofing            $            500
    Building Insulation        $         18,450
    Roof Insulation            $        164,000
    Fire Stopping              Inc. Above
    Preformed Metal Roofing    Inc./Above
    Elastic Sheet Roofing      Inc./Above

                         H008_EST.XLS

2/6/97                                                11:03 AM

    Sheetmetal Flashing              Inc./Above
    Roof Accessories                 Inc./Above
    Sealants & Caulking              $     1,500

8.  DOORS & WINDOWS                                  $176,518
    Metal Doors & Frames             $    16,675
    Wood Doors                       $    33,858
    Mirror Doors                     $    19,224
    Aluminum Windows                 $    43,600
    Alum. Ent & Store Fronts         $     9,803
    Finished Hardware                $    24,784
    Electronic Locks                 $    28,574
    Aut. Door Equipment              Inc./Above
    Glazing                          $    36,349

9.  FINISHES                                         $466,500
    Stucco/Lath & Plaster            $    45,000
    Drywall Texture                  $   190,000
    Ceramic Tile                     $    44,000
    Cultured Marble                  $    44,000
    Accoustical Ceiling              $    12,500
    Acoutical Insulation             Inc./Above
    Resillent Flooring               Inc. Below
    Painting                         $    89,000
    Wall Covering Install            Inc./Above
    Carpet&Base Install              $    42,000

10. SPECIALTIES                                     $16,290
    Wall & Corner Guards              $    1,080
    Flag Pole                         $    2,800
    Fire Ext & Cabinets               $    3,020
    Toilet & Bath Accessories         $    9,390

11. EQUIPMENT                                       $174,237
    Laundry Chutes                    $    6,944

                                       H008_EST.xls

2/6/97                                      11:03 AM

    Rugs & Mats                    $    2,793

    FF & E Installtion             $    7,000

    Int.Signage Allowance          $    7,500
    Ext. Signage Allowance         $   75,000
    Landscape & Irragation Allow.  $   75,000

13.  SPECIAL CONSTRUCTION                               $23,000
     Pool                          $   23,000

14.  CONVEYING SYSTEMS             $   73,780           $73,780
     2 ea elevators

15.  MECHANICAL                                         $714,297
     Plumbing                      $  319,792
     Fire Protection               $   90,000
     HVAC                          $  304,505

    TOILET PART.

16. ELECTRICAL                                            $385,000
    Electrical System              $  385,000
    Light Fixtures                 Inc./Above
    Fire Alarm System              Inc./Above
    Television system              Inc./Above
    Telephone/Security Sys         Inc./Above
                                   ________________________

SUBTOTAL                           $ 3,955,254            $3,918,905

Insurance                     .0012      4,746
Profit & Bond                       %  139,000                39000
                             ___________________________
TOTAL:                             $4,099,000
TOTAL